CONFORMED COPY


         VOTING AND PROXY AGREEMENT, dated as of May 10, 1999 (this "Agreement"), by and among Penske Motorsports, Inc., a corporation organized under the laws of the State of Delaware (the "Company"), PSH Corp., a corporation organized under the laws of the State of Delaware ("PSH"), and the persons and entities listed on Schedule A hereto (collectively, the "Parent Stockholders").

         WHEREAS, International Speedway Corporation, a corporation organized under the laws of the State of Florida ("Parent"), and 88 Corp., a corporation organized under the laws of the State of Delaware ("Merger Sub"), entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized terms used but not otherwise defined in this Agreement shall have the meanings assigned to such terms in the Merger Agreement), with the Company, that provides, upon the terms and subject to the conditions set forth therein, for the merger of the Company with and into Merger Sub (the "Merger");

         WHEREAS, Parent, Penske Performance, Inc., a corporation organized under the laws of the State of Delaware ("Performance"), PSH and Penske Corporation, a corporation organized under the laws of the State of Delaware, entered into an Agreement and Plan of Merger (the "PSH Merger Agreement") which provides, upon the terms and subject to the conditions set forth therein, for the merger of PSH with and into Parent (the "PSH Merger");

         WHEREAS, as of the date hereof, each Parent Stockholder is the beneficial owner of the number of shares of capital stock of Parent set forth after the name of such Parent Stockholder on Schedule A hereto (the "Parent Shares");

         WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement, the Company has required that the Parent Stockholders agree, and in order to induce the Company to enter into the Merger Agreement, the Parent Stockholders have agreed, to enter into this Agreement; and

         WHEREAS, as a condition to the willingness of PSH and Performance to enter into the PSH Merger Agreement, each of PSH and Performance have required that the Parent Stockholders agree, and in order to induce PSH and Performance to enter into the PSH Merger Agreement, the Parent Stockholders have agreed, to enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I

                           VOTING AGREEMENT AND PROXY

         SECTION 1.01. Voting Agreement. Each Parent Stockholder hereby agrees that, from and after the date hereof and until this Agreement shall have been terminated in accordance with Section 5.01 hereof, at any meeting of the stockholders of Parent, however called, and in any action by consent of the stockholders of Parent, each Parent Stockholder will vote (or cause to be voted) the Parent Shares owned by it in favor of (i) the approval of the Parent Stock Issuance as set forth in Section 6.01(a) of the Merger Agreement, (ii) the approval of the issuance of Parent Common Stock contemplated by Section 1.06(a) of the PSH Merger Agreement, and (iii) the amendment of Parent's Certificate of Incorporation to increase the maximum size of the Board of Directors of Parent to 18 members. Each Parent Stockholder shall not enter into any agreement or understanding with any person or entity to vote the Parent Shares owned by it or give instructions in any manner inconsistent with this Section 1.01. Each Parent Stockholder acknowledges receipt and review of a copy of the Merger Agreement and the PSH Merger Agreement.

         SECTION 1.02. Irrevocable Proxy. If, and only if, a Parent Stockholder fails to comply with the provisions of Section 1.01 (as determined by the Company or PSH in their sole discretion), such Parent Stockholder hereby agrees that such failure shall result, without any further action by it, in the irrevocable appointment of the Company or PSH, and each of its officers, as such Parent Stockholder's attorney and proxy with full power of substitution, to vote and otherwise act (by written consent or otherwise) with respect to the Parent Shares owned by such Parent Stockholder at any meeting of stockholders of Parent (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in Section 1.01. THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM A PARENT STOCKHOLDER MAY TRANSFER ANY OF THE PARENT SHARES. Each Parent Stockholder hereby revokes all other proxies and powers of attorney with respect to the Parent Shares that may have heretofore been appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by any Parent Stockholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the termination of the irrevocable proxy, and any obligation of a Parent Stockholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of such Parent Stockholder.



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



                                   ARTICLE II

                        REPRESENTATIONS AND WARRANTIES OF
                             THE PARENT STOCKHOLDERS

         Each Parent Stockholder hereby severally represents and warrants to the Company and PSH as follows:

         SECTION 2.01. Authority Relative to This Agreement. Each Parent Stockholder is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Parent Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Parent Stockholder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary entity action. This Agreement has been duly and validly executed and delivered by each Parent Stockholder and, assuming the due authorization, execution and delivery by the Company and PSH, constitutes a legal, valid and binding obligation of such Parent Stockholder, enforceable against such Parent Stockholder in accordance with its terms.

         SECTION 2.02. No Conflict. The execution and delivery of this Agreement by each Parent Stockholder does not, and the performance of this Agreement by each Parent Stockholder will not, (a) conflict with or violate the organizational documents, if any, of such Parent Stockholder, (b) conflict with or violate any Law applicable to such Parent Stockholder or by which the assets or properties owned by such Parent Stockholder are bound or affected, or (c) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien, charge or other encumbrance on any asset or property owned by such Parent Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Parent Stockholder is a party or by which any of its assets or properties is bound or affected.

         SECTION 2.03. The Parent Shares. Each Parent Stockholder is the beneficial owner of the number of Parent Shares set forth after the name of such Parent Stockholder on Schedule A hereto free and clear of all Liens. The Parent Shares are the only shares of common stock owned by each of the Parent Stockholders. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of capital stock of Parent owned by each Parent Stockholder.

                                   ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND PSH

         The Company and PSH hereby represent and warrant to each Parent Stockholder as follows:

         SECTION 3.01. Authority Relative to This Agreement. Each of the Company and PSH is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation. Each of the Company and PSH has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the Company and PSH and the consummation by each of the Company and PSH of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by each of the Company and PSH and, assuming the due authorization, execution and delivery by each Parent Stockholder, constitutes a legal, valid and binding obligation of the Company and PSH, enforceable against each of them in accordance with its terms.

         SECTION 3.02. No Conflict. The execution and delivery of this Agreement by the Company or PSH does not, and the performance of this Agreement by the Company or PSH will not, (a) conflict with or violate the respective Certificate of Incorporation or By-laws of the Company or PSH, (b) conflict with or violate any Law applicable to the Company or PSH or by which the assets or properties owned by the Company or PSH are bound or affected, or (c) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien, charge or other encumbrance on any asset or property owned by the Company or PSH pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which either the Company or PSH is a party or by which any of its assets or properties is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences that would not prejudice or impair the performance of the obligations of either party under this Agreement.


                                   ARTICLE IV

                      COVENANTS OF THE PARENT STOCKHOLDERS

         SECTION 4.01. Encumbrance of Shares. Each Parent Stockholder agrees that from the date of this Agreement until the termination of this Agreement pursuant to Section 5.01, it shall not (i) grant a proxy or power of attorney or otherwise limit any of such Parent

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



Stockholder's voting rights with respect to the Parent Shares (or agree or consent to, or offer to do, any of the foregoing), (ii) take any action that would make any representation or warranty of any Parent Stockholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling any Parent Stockholder from performing its obligations or (iii) directly or indirectly, initiate, solicit or encourage any person or entity to take actions that could reasonably be expected to lead to the occurrence of any of the foregoing.

         SECTION 4.02. Regulatory and Other Authorizations. Each Parent Stockholder shall cooperate with Parent, the Company and PSH in the making of all necessary filings, and thereafter any other required submissions, with respect to the Merger Agreement, the Merger, the PSH Merger Agreement and the PSH Merger and the other transactions contemplated thereby required under (A) the HSR Act and (B) any other applicable Law.

         SECTION 4.03. Parent Board of Directors Representation. Each Parent Stockholder agrees that at any meeting of the stockholders of Parent, however called, and in any action by consent of the stockholders of Parent, each Parent Stockholder will vote (or cause to be voted) the Parent Shares owned by it in favor of the nominee or nominees for the Board of Directors of Parent, designated by Performance pursuant to Section 4.05 of the PSH Merger Agreement, subject to the limitations set forth therein.

         SECTION 4.04. Assignment. If any Parent Stockholder sells or otherwise transfers the Parent Shares held by any of them to any of their affiliates, then it shall be a condition precedent to such sale or transfer that the transferee expressly assumes the obligations of such Parent Stockholder hereunder. For purposes of this Section 4.04, "affiliates" includes members of the "France Family Group" as defined in the proxy statement for the annual meeting of the stockholders of the Company to be held on May 11, 1999, and any partnership, trust, corporation, limited liability company or other entity which is controlled by any member or members of the France Family Group.


                                    ARTICLE V

                                  MISCELLANEOUS

         SECTION 5.01. Termination. With respect to those obligations of the Parent Stockholders relating to the Merger and the consummation of the transactions contemplated thereby, this Agreement shall terminate with respect to such obligations upon the effective time of the Merger. With respect to those obligations of the Parent Stockholders relating to the PSH Merger (as defined in the PSH Merger Agreement) and the consummation of the transactions contemplated thereby, this Agreement shall terminate with respect to such obligations upon the effective time of the PSH Merger. Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall automatically terminate at the time when Parent has no further obligations under Section 4.05 of the PSH Merger Agreement.

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



Upon the termination of this Agreement, no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect. Nothing in this Section 5.01 shall relieve any party of liability for any breach of this Agreement.

         SECTION 5.02. Notices. All notices or other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by reputable overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.02):

         if to the Parent Stockholders:

            The name of such Parent Stockholders set forth on Schedule A hereto.

            c/o International Speedway Corporation
            1801 W. International Speedway Blvd.
            Daytona Beach, FL 32114
            Facsimile No.:  (904) 947-6884
            Attention:  W. Garret Crotty, Esq.

         with a copy to:

            Shearman & Sterling
            599 Lexington Avenue
            New York, New York 10022
            Facsimile No.:  (212) 848-7179
            Attention:  John A. Marzulli, Jr., Esq.

         if to the Company:

            Penske Motorsports, Inc.
            13400 West Outer Drive
            Detroit, MI 48239-4001
            Facsimile No.: (313) 592-7332
            Attention:  Roger S. Penske
         with a copy to:

            Morris, Nichols, Arsht & Tunnell
            1201 N. Market Street, 18th Floor
            Wilmington, DE 19801
            Facsimile No.:  (302) 658-3989
            Attention:  A. Gilchrist Sparks, III, Esq. and
                        Andrew M. Johnston, Esq.

            and

            Honigman Miller Schwartz and Cohn
            2290 First National Bldg.
            660 Woodward Avenue
            Detroit, MI 48226-3583
            Facsimile No.:  (313) 465-7381
            Attention:  David Foltyn, Esq.

         if to PSH:

            c/o Penske Motorsports, Inc.
            13400 West Outer Drive
            Detroit, MI 48239 -4001
            Facsimile No.: (313) 592-7332
            Attention:  Roger S. Penske

         with a copy to:

            c/o Penske Motorsports, Inc.
            13400 West Outer Drive
            Detroit, MI 48239-4001
            Facsimile No.:  (313) 592-7332
            Attention:  Robert H. Kurnick, Jr., Esq.

         SECTION 5.03. Amendment; Severability. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

         SECTION 5.04. Assignment; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person or entity other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided, however, that Performance is specifically intended to benefit from and shall be entitled to enforce the obligations of the Parent Stockholders that are set forth in Section 4.03.

         SECTION 5.05. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         SECTION 5.06. Governing Law; Forum; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. All actions and proceedings arising out of or relating to this Agreement may be heard and determined in any state or federal court of competent jurisdiction located in the County of New York, State of New York. In connection therewith, each of the parties to this Agreement irrevocably (i) consents to submit itself to the personal jurisdiction of the state and federal courts of competent jurisdiction located in the County of New York, State of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) hereby consents to service of process pursuant to the notice provisions set forth in Section 5.02.

         (b) Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any action, proceeding or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

         SECTION 5.07. Counterparts; Entire Agreement; Further Assurances. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto. Each of the parties will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

         SECTION 5.08. Public Announcements. Except as may be required by applicable Law or the rules of any securities exchange on which the shares of any party are listed, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.


            [The Remainder of This Page Is Intentionally Left Blank]


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



         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                PENSKE MOTORSPORTS, INC.


                                By /s/ Roger S. Penske
                                  ----------------------------------------------
                                  Name:  Roger S. Penske
                                  Title: Chairman


                                PSH CORP.


                                By /s/ Roger S. Penske
                                  ----------------------------------------------
                                  Name:  Roger S. Penske
                                  Title: Chairman


                                WESTERN OPPORTUNITY
                                LIMITED PARTNERSHIP

                                By its General Partner

                                SIERRA CENTRAL CORP.


                                By /s/ William C. France
                                  ----------------------------------------------
                                  Name:   William C. France
                                  Title:  President


                                WHITE RIVER INVESTMENT
                                LIMITED PARTNERSHIP

                                By its General Partner

                                CEN ROCK CORP.


                                By /s/ William C. France
                                  ----------------------------------------------
                                  Name:   William C. France
                                  Title:  President

                                POLK CITY LIMITED PARTNERSHIP

                                By its General Partner

                                BOONE COUNTY CORPORATION


                                By /s/ William C. France
                                  ----------------------------------------------
                                  Name:   William C. France
                                  Title:  President


                                CARL INVESTMENT LIMITED
                                PARTNERSHIP

                                By its General Partner

                                QUATERNARY INVESTMENT COMPANY


                                By /s/ James C. France
                                  ----------------------------------------------
                                  Name:   James C. France
                                  Title:  President

                                   SCHEDULE A


PARENT STOCKHOLDER                                       NUMBER OF PARENT SHARES


WESTERN OPPORTUNITY
LIMITED PARTNERSHIP                                              9,115,125


WHITE RIVER INVESTMENT
LIMITED PARTNERSHIP                                              1,880,502


POLK CITY LIMITED PARTNERSHIP                                    4,344,874


CARL INVESTMENT LIMITED PARTNERSHIP                              4,052,369